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                                                                   Exhibit 10(p)

                                 LOAN AGREEMENT


         THIS AGREEMENT, made as of September 18, 1996 by and between NovaFunds, Inc., a Delaware corporation with offices at 103 Foulk Road, Suite 280, Wilmington, DE 19803 ("NovaFunds") and NovaResource, Inc., a Delaware corporation with offices at 2621 Van Buren Avenue, Norristown, PA 19403 ("NovaResource").

                                   WITNESSETH:

         WHEREAS, NC Resources, Inc., a Delaware corporation, is the founder of NovaResource and is the holder of four million (4,000,000) shares (the "Shares") of the common stock, $.01 par value, (the "Stock") of NovaResource, which Shares constitute all of the issued and outstanding Stock of NovaResource;

         WHEREAS, NovaResource is in need of start-up capital to execute its business plan;

         WHEREAS, NC Resources, Inc. owns one hundred (100) shares of the common stock, $.01 par value, of NovaFunds, being all of the issued and outstanding common stock of NovaFunds; and

         WHEREAS, NovaFunds has determined to lend to NovaResource necessary start-up capital in accordance with the terms and conditions herein contained;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties, intending to be legally bound, agree as follows:

         1. Loan. NovaFunds shall loan to NovaResource such amounts as NovaFunds shall deem appropriate for general business purposes of NovaResource, including, but not limited to, payment of expenses of operation and of cash amounts payable in connection with acquisitions. Amounts loaned hereunder shall be evidenced by journal entries in the general ledgers of NovaFunds and NovaResource. As between NovaFunds and NovaResource, no separate documentation of such amounts shall be required.

         2. Compliance With Bank Loan Requirements. All loans made hereunder shall be subject to the requirements imposed on NovaCare, Inc. and its subsidiaries pursuant to the credit agreement dated May 27, 1994, as subsequently and hereafter amended, by and between NovaCare, Inc. and PNC Bank, N.A. and certain other banks (the "Credit Agreement"). Capitalized terms used in this Loan Agreement and not elsewhere defined shall have the meanings set forth in the Credit Agreement. Funds loaned hereunder shall be used only as permitted under the Credit Agreement. NovaResource shall take all actions required of a Borrower under the Credit Agreement with respect to funds loaned hereunder.
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         3.  Repayment. NovaResource shall make repayment of all amounts loaned hereunder at the earlier of (i) the expiration of the Credit Agreement or as otherwise required thereunder; (ii) the closing of any public offering of the capital stock of NovaResource, of any other public or private sale of capital stock or assets of NovaResource or of any debt refinancing; (iii) ninety days after receipt of a written demand by NovaFunds for repayment; (iv) the expiration or earlier termination of this Agreement; (v) the date on which NovaResource becomes insolvent, or a petition in bankruptcy is filed, or any similar relief is filed by or against NovaResource, or a receiver is appointed with respect to any of the assets of NovaResource, or a liquidation proceeding is commenced by or against NovaResource; or (vi) thirty (30) calendar days after receipt by NovaResource of a written notice from NovaFunds specifying any material breach by NovaResource of any covenant or obligation under this Agreement, if NovaResource has failed to correct or cure such breach hereunder within such thirty (30) day period.

         4. Interest. NovaResource shall pay interest on funds borrowed hereunder at the rate and on the dates provided for in the Credit Agreement. Such interest payments shall be made to NovaFunds, which shall be responsible for making interest payments to the Agent under the Credit Agreement.

         5. Term. The term of this agreement shall be three (3) years from the date first above written, unless sooner terminated in accordance with its terms.

         6. Notice. Any notice required or permitted to be given under this Agreement shall be sent in writing and shall be deemed to be duly given five (5) days after mailing if mailed to such party, by U.S. certified, return receipt requested, or when delivered if delivered by other means, to the addresses indicated below:

             If to NovaFunds:

                     NovaFunds, Inc.
                     103 Foulk Road, Suite 280
                     Wilmington, DE 19803
                     Attention:  President

             With a Copy to:

                     NovaCare, Inc.
                     1016 W. Ninth Avenue
                     King of Prussia, PA  19406
                     Attention:  General Counsel

             If to NovaResource:


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                     NovaResource, Inc.
                     2621 Van Buren Avenue
                     Norristown, PA  19403
                     Attention:  President

or to such other addresses as the parties may provide to each other from time to time.

         7. Amendment. This Agreement may not be amended, modified or extended except by a written instrument signed by an authorized executive officer of both NovaFunds and NovaResource.

         8. Disclaimer of Partnership or Agency. The relationship between NovaFunds and the NovaResource under this Agreement is solely that of lender and borrower. Neither party is in any way the legal representative or agent of the other party for any purpose and neither party shall have the power to assume or create, in writing or otherwise, any obligation or responsibility of any kind, express or implied, in the name of or on behalf of the other party.

         9. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding its principles of conflicts of laws, and each of the parties hereto irrevocably agrees to submit to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania.

         10. Dispute Resolution.

             10.1 Arbitration. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute or disagreement arising out of or relating to this Agreement (a "Controversy") shall be settled exclusively by binding arbitration, which shall be conducted by a single arbitrator in the Philadelphia, PA area, in accordance with the J-A-M-S/ENDISPUTE Streamlined (in the case of a dispute within the scope of the Streamlined Rules and Procedures) or Comprehensive Arbitration Rules and Procedures (the "Rules"). The parties agree that notwithstanding anything to the contrary contained in the Rules, the arbitrator shall not award consequential, exemplary, incidental, punitive or special damages.

             10.2 Procedure. It is agreed that if any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than twelve (12) months after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. The parties shall bear equally all costs of said arbitration (other than their own attorney's fees and costs). The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial


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proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

         11. Waiver. Any failure of NovaFunds to enforce, at any time or for any period of time, any of the provisions under this Agreement shall not be construed as a waiver of the right of NovaFunds to enforce such provisions unless said waiver is in writing, and signed by an authorized executive officer of NovaFunds.

         12. Survival. NovaResource recognizes and agrees that its obligations under Section 10 of this Agreement shall survive the termination of this Agreement and NovaResource shall be bound by such obligations after termination hereof.

         13. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement which are valid.

         14. Entire Agreement. This Agreement, the exhibits hereto and the documents referenced herein, constitute the entire agreement between the parties hereto, and there are no representations, warranties, covenants or obligations except as set forth herein. This Agreement supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, relating to any transaction contemplated by this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

         15. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

         16. Assignment. NovaResource shall not assign any interest in this Agreement by merger, consolidation, operation of law or otherwise without the prior written consent of an authorized executive officer of Nova Funds.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first written above.

ATTEST:                                NOVAFUNDS


________________________________       By: _________________________ (SEAL)


ATTEST:                                NOVARESOURCE


________________________________       By: _________________________ (SEAL)



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